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                                                                      EXHIBIT 11

                  OUTBOARD MARINE CORPORATION AND SUBSIDIARIES

                    COMPUTATION OF PER SHARE EARNINGS (LOSS)

                                               POST-MERGER    PRE-MERGER    POST-MERGER    PRE-MERGER
                                                 COMPANY       COMPANY        COMPANY       COMPANY
                                               -----------    ----------    -----------    ----------
                                                  THREE MONTHS ENDED           TWELVE MONTHS ENDED
                                                     SEPTEMBER 30,                SEPTEMBER 30,
                                               -------------------------    -------------------------
                                                  1998           1997          1998           1997
                                               -----------    ----------    -----------    ----------
(In millions except amounts per share)                              (UNAUDITED)
Basic Earnings (Loss) Per Share:
  Net (Loss).................................    $(121.2)       $(52.4)       $(150.5)       $(79.1)
                                                 -------        ------        -------        ------
  Weighted Average Number of Shares..........       20.4          20.3           20.4          20.2
                                                 -------        ------        -------        ------
  Basic (Loss) Per Share.....................    $ (5.94)       $(2.58)       $ (7.38)       $(3.91)
                                                 -------        ------        -------        ------
Diluted (Loss) Per Share:
  Net (Loss).................................    $(121.2)       $(52.4)       $(150.5)       $(79.1)
  Add: After-Tax Interest and Related Expense
     Amortization on 7% Convertible
     Subordinated Debentures.................         --           0.8             --           3.3
                                                 -------        ------        -------        ------
  Net (Loss) Adjusted........................    $(121.2)       $(51.5)       $(150.5)       $(75.8)
                                                 -------        ------        -------        ------
Weighted Average Number of Shares............       20.4          20.2           20.4          20.1
Common Stock Equivalents (Stock Options).....         --           0.1             --           0.1
Weighted Average Common Shares Assuming
  Conversion of 7% convertible Subordinated
  Debentures.................................         --           3.4             --           3.4
                                                 -------        ------        -------        ------
Average Shares Outstanding...................       20.4          23.7           20.4          23.6
                                                 -------        ------        -------        ------
Diluted (Loss) Per Share.....................    $ (5.94)       $(2.58)       $ (7.38)       $(3.91)
                                                 =======        ======        =======        ======
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